EXHIBIT 1A-12

MATHEAU J. W. STOUT, ESQ.

ATTORNEY AT LAW

400 EAST PRATT STREET	TEL (410) 429-7076
8TH FLOOR	FAX (888) 907-1740
BALTIMORE, MARYLAND 21202	WWW.OTCLAWYERS.COM

May 2, 2018

Bill Edmonds

Chief Executive Officer

Deep Green Waste & Recycling, Inc.

3225 Shallowford Road, NE, Suite 1020

Marietta, GA 30062

Re:

Offering Statement on Form 1-A (the "Offering Statement")

Mr. Edmonds:

I have acted as counsel to Deep Green Waste & Recycling, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (the “Offering Statement”), pursuant to Regulation A of the Securities Act of 1933, as amended (the “Act”). The Offering Statement relates to the proposed sale of up to 10,000,000 shares of common stock held by the Company (the “Shares”).

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) Resolutions of the Board of Directors of the Company; (c) the Offering Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as I have deemed necessary as a basis for the opinions herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Based on my examination mentioned above, I am of the opinion that the 10,000,000 shares of common stock being offered by the company, when sold, will be legally issued, fully paid and non-assessable.

I am an attorney admitted to practice in Maryland. I am familiar with the applicable provisions of the Wyoming Revised Statutes, the applicable provisions of the Wyoming Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to a Wyoming corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Wyoming law, including the statutory provisions, all applicable provisions of the Wyoming Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to my firm under the caption "Legal Matters" in the prospectus forming a part of the Offering Statement.  In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Matheau J. W. Stout

Matheau J. W. Stout, Esq.